UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 5, 2013
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BIOMIMETIC THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

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Delaware	000-51934	62-1786244
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

389 Nichol Mill Lane, Franklin, Tennessee 37067

(Address of Principal Executive Offices) (Zip Code)

(615) 844-1280

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As announced on January 7, 2013, BioMimetic Therapeutics, Inc. (the Company) received an informal request for clarification from the U.S. Food and Drug Administration (FDA) consisting of six questions, some with multiple subparts, related to the Augment™ Bone Graft Pre-Market Approval (PMA) review. These questions focused on the specific characteristics and etiology of the bone defects treated in the pivotal trial, an assessment of the medical relevance, or lack thereof, of certain protocol deviations, further information relating to the recently supplied operative notes and specific statistical clarifications.

The Company has submitted its response to each of the questions in the FDA’s informal request. In summary, the additional information provided to the FDA includes a:

  Detailed description of various characteristics and types of bone defects that require fusion and further clarification regarding the criteria used to determine that all study subjects treated in the pivotal trial had a bone defect that required ankle or hindfoot fusion using supplemental bone graft/substitute;
  Re-evaluation of medical relevance, or lack thereof, for all protocol deviations reported in the clinical trial. Re-analysis of the primary endpoint based on this evaluation did not diminish the significance of the study findings;
  Literature review and additional subgroup analyses supporting the use of small amounts of graft material (defined by the FDA as 1-3cc);
  Clarification regarding a previously provided adverse event table; and
  Clarification of statistical analyses regarding the intra-and inter-rater radiologic evaluation.

The Company believes these responses sufficiently address the FDA’s requests and will further support the safety and efficacy of Augment, but there is no guarantee that the FDA will agree with this assessment. The Company expects to have continuing dialogue with the FDA but does not anticipate further public announcements regarding the approvability of Augment Bone Graft until it receives a formal letter from the FDA.  Additionally, the Company reiterates its previous guidance of a final approvability decision by the FDA between April 2013 and January 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMIMETIC THERAPEUTICS, INC.
By: /s/ Larry Bullock
Name: Larry Bullock
Title: Chief Financial Officer

Date: February 5, 2013